Exhibit 99.1

                    DGI TO ACQUIRE PENINSULA INSURANCE GROUP


Ralph G. Spontak
Senior Vice President and Chief Financial Officer
Phone    (717) 426-1931
Fax      (717)426-7009

                                                         For Immediate Release


         MARIETTA, Pennsylvania, October 30, 2003 - Donegal Group Inc. (Nasdaq DGICA and DGICB) today reported that it had agreed to acquire all of the outstanding capital stock of the Peninsula Insurance Group from Folksamerica Reinsurance Company. The acquisition is subject to approval by the Insurance Commissioner of the State of Maryland and is expected to be completed by the end of 2003 or early 2004. DGI will acquire Peninsula Insurance Group for cash at a price equal to 107.5% of its consolidated GAAP stockholders' equity as of the closing, an estimated $23 million.

         Peninsula operates as a multiple line carrier, primarily in Maryland, Delaware and Virginia through approximately 350 independent agencies. Personal lines coverages represent a majority of premiums written, with the balance coming from mercantile and service businesses. Peninsula's largest line of business is private passenger automobile liability and physical damage; other principal lines include commercial auto, commercial multi-peril and homeowners. On a GAAP basis as of September 30, 2003, Peninsula had total assets of $61.4 million, and consolidated GAAP stockholders' equity of $21.8 million. For the year ended December 31, 2002 and the nine months ended September 30, 2003 on a GAAP basis, Peninsula had earned premiums of $29.7 million and $24.4 million, respectively.

         "We believe the Peninsula acquisition will enhance our market position and agency representation in the Middle Atlantic states while enabling us to leverage certain expenses over a greater premium base and consolidate various reinsurance costs in the future. This acquisition furthers our business strategy of profitable growth through quality acquisitions and organic growth," stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group.

         Donegal Group anticipates that the Peninsula acquisition will be accretive to the Company's earnings for the full year 2004.

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         Donegal Group Inc. is a regional property-casualty insurance holding company currently doing business in 14 Mid-Atlantic and Southern states through its insurance subsidiaries, Atlantic States Insurance Company and Southern Insurance Company of Virginia.

         All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the Company's primary operating areas, competition from various insurance and non-insurance businesses, terrorism, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the periodic reports the Company files with the Securities and Exchange Commission. Undue reliance should not be placed on any such forward-looking statements.